Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
April 24, 2009	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS FIRST QUARTER 2009 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the quarter ended March 31, 2009, of $600 thousand, and $.28 per diluted share, respectively, compared to $846 thousand, and $.40 per diluted share for the quarter ended March 31, 2008.  Annualized returns on average assets and average equity for the quarter ended March 31, 2009, were .59% and 6.02%, respectively, compared to .93% and 9.31%, for the same period in 2008.

The decrease in earnings in the first quarter of 2009 as compared to the same period in 2008 arose primarily because the Company increased the provision to the allowance for possible loan losses by $580 thousand in the first quarter of 2009.  Also costs associated with the FDIC premium assessments in first quarter of 2009 increased $108 thousand over the same period in 2008.  During the first quarter of 2009, the Company experienced increases in its nonperforming assets, primarily in its Mississippi markets, which prompted the additional provision expense.

While net income was lower for the first quarter of 2009, net interest income increased $383 thousand to $3.7 million at March 31, 2009, compared to the same period in 2008.  The increase is due to growth in net earning assets which added approximately $480 thousand to net interest income over the prior period offset by approximately $97 thousand due to interest rates.  The growth in net interest income is evidenced mainly by the increase in average assets to $409 million at March 31, 2009, primarily from additional investment security purchases.  Average investment securities increased $45 million since year-end to $171 million as the Company took advantage of a more desirable yield curve and the lower interest rate environment.  The Company’s net interest margin remained relatively stable, decreasing only 5 basis points to 3.77% at March 31, 2009, from 3.82% at March 31, 2008.

Non-interest income ended March 31, 2009, at $619 thousand compared to $783 thousand at March 31, 2008.  The difference was primarily due to a gain of $148 thousand from the sale of the Company’s trading investment security portfolio in the first quarter of 2008.  Non-interest expense increased $88 thousand as compared to the first quarter of 2008 and ended the first quarter of 2009 at $2.9 million.  Increased FDIC premiums of $108 thousand and higher other real estate expenses of $47 thousand were offset by lower personnel, occupancy and equipment costs.

The Bank’s provision for loan losses for the three month period ending March 31, 2009, was increased to $700 thousand, compared to $120 thousand during the same period in 2008.  As stated earlier, the increase in provision was added in response to increases in non-performing assets after December 31, 2008.  Total non-performing assets, which include non-accrual loans of $5.4 million, loans past due 90 days or more of $516 thousand and other real estate of $1.4 million, ended the first quarter of 2009 at $7.3 million compared to $5.0 million at December 31, 2008.  Approximately $4.0 million of the nonaccrual loans are in two commercial real estate loans.  Both are subject to forbearance agreements but interest is being paid.

Non-performing assets as a percent of average assets increased to 1.78% at March 31, 2009, from 1.25% at December 31, 2008.  The allowance for loan losses ended the first quarter of 2009, at $3.0 million, or 1.34% of loans compared to 1.06% at December 31, 2008.  Other real estate at March 31, 2009 was $1.4 million compare to $919 thousand at December 31, 2008.  One property included in other real estate in the amount of $534 thousand has been contracted for sale in the second quarter of 2009.

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana.  As of March 31, 2009, the Company reported assets of $407.9 million and equity of $40.4 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at March 31, 2009, were 2,126,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months
	Ended March 31,
	2009	2008

Interest income	$5,465,502	$5,836,288
Interest expense	1,751,006	2,505,755
Net interest income	3,714,496	3,330,533
Provision for loan losses	700,000	120,000
Net interest income after
provision for loan losses	3,014,496	3,210,533
Non-interest income	618,850	783,435
Non-interest expense	2,949,586	2,861,591
Income before income taxes	683,760	1,132,377
Income taxes	83,745	286,270
Net income	$600,015	$846,107

Return on Average Assets	0.59%	0.93%
Return on Average Equity	6.02%	9.31%

Diluted:
Net income per share	$0.28	$0.40
Weighted average shares outstanding	2,122,199	2,118,750

	March 31,	December 31,	March 31,
	2009	2008	2008
Total assets	$407,862,401	$413,076,826	$366,030,317
Cash and due from banks	5,466,733	6,951,543	6,753,519
Investment securities	170,855,878	170,720,427	118,621,061
Gross loans	221,652,629	225,511,297	230,680,704
Deposits-interest bearing	213,012,064	206,094,593	193,017,904
Deposits-non interest bearing	49,479,421	51,119,827	49,611,550
Total deposits	262,491,485	257,214,420	242,629,454
Short-term borrowed funds	62,092,658	71,717,942	41,058,417
Long-term borrowed funds	40,009,334	40,010,824	42,032,712
Stockholders' equity	40,436,549	39,541,069	36,677,801
Book value (per share)	19.02	18.67	17.32
Total shares outstanding	2,126,466	2,117,966	2,117,966